Exhibit 10.5

PROMISSORY NOTE

San Diego, California

July 15, 2005

$1,600,000.00

FOR VALUE RECEIVED, the undersigned, SATELLITE SECURITY SYSTEMS, INC., a California Corporation (“Payor”) promises to pay in lawful money of the United States of America, to DR. HARRY E. MAAS, TRUSTEE of the DR. HARRY E. MAAS TRUST U/T/A/ DTD __/__/             (“Payee” or “Lender’), or order, at San Diego, California, the principal sum of One Million Six Hundred Thousand Dollars ($1,600,000.00) pursuant to the terms and conditions set forth in this Promissory Note (the “Note”). The parties acknowledge and agree that this Note supercedes any and all prior Promissory Notes and similar arrangements and agreements entered into by and between these parties prior to the date first set forth above.

1. PAYMENTS. The Payee shall pay interest and principal in the amount of $7,000.00 per month, until such time as the Note is paid in full. Each payment shall be due on the fifteenth (15th) day of each calendar month beginning July 15, 2005.

2. ADDITIONAL PAYMENTS. In addition to the $7,000.00 monthly payments, sixty percent (60%) of the net quarterly profit of Payor, if any, and thirty-three percent (33%) of any capital funding, including but not limited to funding in the form of equity or debt that is convertible to equity, received by Payor, shall be applied toward paying down the principal of the loans until they are paid in full.

3. LATE PAYMENT FEE. There shall be a late payment fee of five percent (5%) of the payment then due for any payment received more than ten (10) days after the due date.

4. PREPAYMENT. Payor shall be entitled to prepay any and all amounts due hereunder from time-to-time with or without notice to Payee and there shall be no penalty for Payor’s prepayment of any portion of principal owed to Payee pursuant to this Note.

5. DEFAULT AND ACCELERATION.

5.1 Notwithstanding anything stated herein to the contrary, the failure of Payor to pay any installment of principal as and when it matures, with such failure continuing uncured for thirty (30) days after such maturity date, shall confer on Payee or holder the privilege or option, then or thereafter to be exercised while such default continues uncured, to accelerate and call due the entire amount of principal evidenced hereby which is unpaid.

5.2 Furthermore, the obligations under this Note shall become all due and payable upon the happening of any of the following events:

A. If the Payor receives any capital funding, including but not limited to funding in the form of equity or debt that is convertible to equity, and fails to pay within 30 days after receipt thereof, 33% of the net amount of said funding received to the Payee, Payee shall have the right to call for an acceleration of all amounts due. Any waiver of a right to accelerate the due date of the principal under this provision shall not be interpreted to be continuing waiver. Notwithstanding the foregoing, in executing this Note, both parties agree, acknowledge and understand that an exception to this triggering mechanism is the ongoing contemplated capital contribution to Payor by Opus International, LLC.

B. If the Payor realizes any net profit at the close of the reporting period of any quarter, which is defined as 45 days after the closing date of each quarter, and fails to pay the sum of 60% of the net profit realized to Payee, and if such failure continues for thirty (30) days, Payee shall have the right to call for an acceleration of all amounts due.

C. Upon the bankruptcy or appointment of a receiver of the assets of the Payor.

7. PAYOR’S OBLIGATIONS. If more than one person is a Payor of this Note, each person warrants and promises to keep all of the obligations under this Note for the full amount owed. Any person or entity who or which takes over these obligations shall also be bound by this section.

8. DISPUTE RESOLUTION.

8.1. If a dispute arises under this Agreement, the dispute may be referred to a mediator selected by mutual agreement for non-binding mediation between the parties in accordance with the rules established for mediation by the Judicial Arbitration & Mediation Service, Inc. (“JAMS”), Endispute, or the American Arbitration Association (“AAA”), as the parties agree, in San Diego County, California. At any time after submission of the matter to mediation, any party may submit such dispute to binding arbitration in accordance with this paragraph.

8.2. All disputes arising under this agreement which are not resolved by mediation will be resolved by submission to binding arbitration at the offices of JAMS or AAA, as the parties agree (the “Arbitrator”), in San Diego County, California. The parties shall agree on an arbitrator from the Arbitrator’s panel. The arbitrator must be either an attorney or retired judge. If the parties are unable to agree, the Arbitrator will provide a list of three available persons and each party may strike one. The remaining person will serve as the arbitrator. The aggrieved party shall initiate arbitration by sending written notice of its intention to arbitrate by registered or certified mail to all parties and to the Arbitrator. The notice must contain a description of the dispute, the amount involved, and the remedies sought. Furthermore, within the discretion of the arbitrator and based upon the law and the facts, the matter can be disposed of by the arbitrator through a law and motion process in lieu of an actual arbitration hearing, if appropriate.

8.3 The arbitrator shall schedule a prehearing conference to reach agreement on procedural matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues. The parties will submit a proposed discovery schedule to the arbitrator at the prehearing conference. The scope and duration of discovery will be within the sole discretion of the arbitrator, provided, however, the parties shall be entitled to discovery in accordance with the rules of the Superior Court of the State of California, County of San Diego, and, additionally, will be entitled to seek and obtain through the Arbitrator any provisional remedies otherwise provided by Civil Code of the Civil Code of Procedure as well. The parties must file briefs with the arbitrator at least three days before the hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. Expert witnesses may be used in the arbitration proceeding just as they are used in normal civil litigation in the Superior Court of the State of California. Judicial rules of evidence and procedure relating to the conduct at the hearing, examination of witnesses, and presentation of evidence shall not apply. Any relevant evidence, including hearsay, shall be admitted by the arbitrator if it is the sort of evidence on which responsible persons are accustomed to rely on in the conduct of serious affairs, regardless of the admissibility of such evidence in a court of law. Within reasonable limitations, both sides at the hearing may call and examine witnesses for relevant testimony, introduce relevant exhibits or other documents, cross-examine or impeach witnesses who shall have testified orally on any matter relevant to the issues, and otherwise rebut evidence, as long as these rights are exercised in an efficient and expeditious manner. Any party desiring a stenographic record may secure a court reporter to attend the proceedings. The requesting party must notify the other parties of the arrangements in advance of the hearing and must pay for the cost incurred. Any party may request the oral evidence to be given under oath.

8.4 The decision of the arbitrator shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The arbitrator may grant any remedy or relief which is just and equitable. The award must be in writing and signed by the arbitrator. It shall contain a concise statement of the reasons in support of the decision. The award must be mailed promptly to the parties, but no later than thirty days from the closing of the hearing. The award may be judicially enforced (confirmed, corrected or vacated pursuant to Section 1285, et seq., of the California Code of Civil Procedure). The award shall be final and binding, and there shall be no direct appeal from the award on the grounds of error in the application of the law. Unless otherwise agreed, each party must pay its own witness fee and its pro rata share of the arbitrator’s fees. The arbitrator shall have authority to award attorney’s fees to the prevailing party.

8.5 Nothing in this paragraph shall limit the rights of the parties to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court of competent jurisdiction before, during, or after the pendency of any arbitration. ALL PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BY

AGREEING TO BINDING ARBITRATION, THEY ARE WAIVING THE RIGHT TO SUBMIT THE DISPUTE FOR DETERMINATION BY A COURT AND THEREBY ARE ALSO WAIVING THE RIGHT TO A JURY OR COURT TRIAL. ALL PARTIES UNDERSTAND THAT AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY AND IS BINDING ON ANY SUCCESSOR IN INTEREST.

9. ATTORNEY FEES. If suit or arbitration is brought herein (whether settled or pursued to final judgment or award), or if an attorney is employed or expenses are incurred to compel payment of this promissory note or any portion of the indebtedness evidenced hereby, the undersigned promises to pay all attorney’s fees and collection costs incurred in those legal efforts in each and every action, suit, or other proceeding, including any and all appeals, or petitions therefrom. As used herein, the term “attorneys’ fees” means the full costs of legal services performed in connection with the matters involved, calculated on the basis of usual fees charged by an attorney performing those services, and not limited to “reasonable attorneys’ fees” as defined in any statute or rule of the court.

Dated: July 15, 2005

SATELLITE SECURITY SYSTEMS, INC.

By:	/s/ John Phillips
John Phillips, President

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Amendment”) by and between Satellite Security Systems, Inc. (the “Company”) and The Dr. Harry E. Maas Trust (“Lender”) is entered into this 30th day of December, 2005 with reference to the facts set forth below. Capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Note (defined below).

RECITAL

A.	The Company issued a promissory note to Lender on July 28, 2005 (the “Note”);

B.	The Company and Lender desire to amend and restate the text of Section 2 of the Note with respect to additional payments upon the occurrence of certain events; and

C.	The Company has obtained the approval of Lender to amend this Note.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations, warranties, covenants and conditions set forth herein, the parties hereto agree as follows:

I. Section 2 of the Note is hereby amended and restated in its entirety to read as follows:

“2. ADDITIONAL PAYMENTS. In addition to the $7,000.00 monthly payments, Payor promises to pay an amount equal to 15% of the net cash proceeds from the sale by Payor of capital stock of Payor or securities convertible into the capital stock of Payor, or the sale by Celtron International, Inc, the parent of Payor (“Celtron”), of capital stock of Celtron or securities convertible into capital stock of Celtron (“Covered Securities”), in financing transactions, provided that Payor shall not be obligated to make additional payments with respect to: (a) capital contributions by Celtron to S3; (b) the issuance of Covered Securities by S3 to Celtron or any other subsidiary of Celtron; (c) cash proceeds from the sale of Covered Securities in compensatory transactions; or (d) the sale of Covered Securities where the net proceeds of the sale are intended to be used primarily to finance an acquisition of assets or a business by Payor or Celtron.”

2. The Note, as amended hereby, remains in full force and effect. To the extent there is a conflict between this Amendment and the Note, this Amendment shall control.

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IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first written above.

COMPANY:	SATELLITE SECURITY SYSTEMS, INC., a
California corporation

	By:	/s/ Ken Dixon
Ken Dixon, Chief Executive Officer

LENDER:	By:	/s/ Dr. Harry E. Maas
Dr. Harry E. Maas, Trustee